UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On: Tuesday, May 5, 2009

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held in the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, on May 5, 2009, at 11 a.m. (local time), for the following purposes (which are more fully described in the proxy statement, which is attached and made a part of this Notice):

1.	To elect three directors, each to serve until the 2012 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal;

2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent auditors for the Company and all of its subsidiaries; and

3.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 16, 2009, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for inspection ten days prior to the Annual Meeting at the Company’s executive offices, located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. On March 26, 2009, we will mail to our stockholders a notice containing instructions on how to access the proxy statement for our 2009 Annual Meeting and our 2008 annual report and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card, should you wish.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the Annual Meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Any other persons will be admitted at the discretion of the Company, as seating is limited.

Whether or not you plan to attend the Annual Meeting, you are encouraged to read the proxy statement and then cast your vote as promptly as possible in accordance with the instructions in the notice we will mail to our stockholders on March 26, 2009. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting and, by voting in person, change or revoke your previously delivered proxy in writing. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

Kim Sinatra

Secretary

Las Vegas, Nevada

March 26, 2009

WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

General Information

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Wynn Resorts, Limited (“Wynn Resorts,” “we” or the “Company”), for use at the Company’s Annual Meeting of Stockholders on May 5, 2009 (the “Annual Meeting”) to be held in the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, at 11 a.m. (local time) and at any adjournment of that meeting. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this proxy statement and are more fully outlined herein. Under rules adopted by the US Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders via the internet, instead of mailing printed copies of those materials to each stockholder. On March 26, 2009, we will mail to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you as to how you may access your proxy card to vote through the internet or telephonically. This electronic access process is designed to expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. However, if you would prefer to receive a printed copy of our proxy materials, and a paper proxy card, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The Board of Directors believes that the election of the director nominees named herein and ratification of Ernst & Young LLP are in the best interests of the Company and its stockholders and recommends a vote FOR each of these matters.

Revocability of Proxies

Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by filing or sending a written or other transmission revoking it, or by executing and delivering another proxy bearing a later date, to the Secretary of the Company at the Company’s Executive Offices located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or to the inspector of elections of the Company appointed to count the votes of stockholders. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you must contact that person if you wish to revoke previously given voting instructions. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Shares represented by duly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders. If no specification is made, shares represented by duly executed and unrevoked proxies will be voted FOR the election as directors of the nominees listed herein, FOR ratification of Ernst & Young LLP as the Company’s independent auditors, and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting the respective proxies.

The cost of preparing, assembling and mailing proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but will not receive any special compensation.

Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

At the close of business on March 16, 2009, the record date for determining stockholders entitled to vote at the Annual Meeting, 112,014,290 shares of the Company’s common stock, $.01 par value, were outstanding. Each stockholder is entitled to one vote for each share of common stock held of record on that date on all matters presented at the Annual Meeting. A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of the director nominees. Under Nevada law, shares as to which a stockholder withholds voting in the election of directors and broker non-votes will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast. However, those shares will be counted for purposes of determining whether there is a quorum. For each other item to be acted upon at the Annual Meeting, the item will be approved if the number of votes cast in favor of the item by the stockholders entitled to vote exceeds the number of votes cast in opposition to the item. Abstentions and broker non-votes will not be counted as voting on an item and therefore will not affect the outcome of these proposals, although they are counted for purposes of determining whether there is a quorum.

The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) and Fourth Amended and Restated Bylaws, as amended (the “Bylaws”), require that the number of directors on the Board of Directors be not less than one nor more than thirteen. Presently, the Board of Directors is set at 11 directors and is divided into three classes. Class I includes Linda Chen, John A. Moran and Elaine P. Wynn, whose terms expire in 2009. Class II consists of Stephen A. Wynn, Ray R. Irani, Alvin V. Shoemaker and D. Boone Wayson, whose terms expire in 2010. Class III consists of Russell Goldsmith, Kazuo Okada, Robert J. Miller and Allan Zeman, whose terms expire in 2011. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

At the Annual Meeting, three Class I directors are to be elected, each to serve until the 2012 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below.

Linda Chen.    Ms. Chen has served as a director of the Company since October 2007. Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly-owned indirect subsidiary of the Company, a position she has held since January 2005. In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a role in which she served since June 2002. Ms. Chen is responsible for managing the Company’s global marketing efforts and has a senior role in the operations and strategic development of Wynn Macau. Before joining Wynn Resorts, Ms. Chen was the Executive Vice President of International Marketing for MGM MIRAGE from June 2000 through May 2002. In this capacity, Ms. Chen was responsible for international marketing operations for MGM, Bellagio and Mirage. Prior to MGM MIRAGE, Ms. Chen served in various senior positions with the Mirage, MGM and Bellagio Hotels and opened each of the three properties in 1989, 1993, and 1998, respectively. Ms. Chen has a Bachelor of Science degree in Hotel Administration from Cornell University and is a graduate of Stanford Graduate School of Business Executive Development Program.

John A. Moran.    Mr. Moran has served as a director of the Company since October 2002. Mr. Moran is the retired Chairman of The Dyson-Kissner-Moran Corporation, a private investment entity. Mr. Moran is the honorary Co-Chairman of the Republican Leadership Council of Washington, D.C. He served as Chairman of the Republican National Finance Committee from 1993 to 1995 and was the National Finance Chairman of the Dole for President campaign.

Elaine P. Wynn.    Mrs. Wynn has served as a director of the Company since October 2002. In addition to her corporate responsibilities, since 1995 Mrs. Wynn has co-chaired the Greater Las Vegas After-School All-Stars. She is the founding Chairperson of Communities-in-Schools of Nevada and was recently appointed as Chairperson of the national board of Communities in Schools. She also currently serves on the State Council to Establish Academic Standards in Nevada. Mrs. Wynn served as a director for Mirage Resorts, Incorporated from 1976 until 2000. Mrs. Wynn is married to Stephen A. Wynn, but an action to dissolve their marriage has been filed.

The election of directors will be decided by the affirmative vote of a plurality of all the votes cast at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, a registered public accounting firm, as our independent public accountants to examine and report to our stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2009. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Ernst & Young LLP as the Company’s independent public accountants, although this is not required under Nevada law or under the Company’s Articles or By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2009, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current year or whether to wait until the completion of the audit for the current year before changing independent auditors. Even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The following table shows the fees paid or accrued by the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent auditor during each of the fiscal years ended December 31, 2008 and December 31, 2007:

	Aggregate Fees
Category	2008	2007
Audit fees	$1,442,067	$1,080,650
Audit-related fees	20,000	18,000
Tax fees	105,810	46,759
All other fees	—	—

“Audit fees” includes the aggregate fees billed for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30, and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2008 and 2007, and the audit of our internal controls over financial reporting as of December 31, 2008 and 2007. “Audit fees” also includes amounts billed for services provided in connection with securities offerings during 2008 and 2007. “Audit related fees” is the aggregate fees billed for audits of the Company’s defined contribution employee benefit plan. “Tax fees” for 2008 and 2007 include fees for tax preparation and compliance, international tax research, planning for the Company’s foreign subsidiaries, domestic tax planning and other research.

All of our independent auditor’s fees were pre-approved by the Audit Committee in 2008. The Audit Committee pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate, or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates.

This proposal will be approved if the number of votes cast in favor of the proposal by stockholders entitled to vote exceeds the number of votes cast in opposition to the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2009.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies on such matters as they determine appropriate in their discretion.

REPORT OF THE AUDIT COMMITTEE

Our role is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

We have reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2008. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”). We have received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Audit Committee

    Alvin V. Shoemaker, Chairman

    Russell Goldsmith

    John A. Moran

    D. Boone Wayson

    Allan Zeman

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries as of March 26, 2009. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	67	Chairman of the Board and Chief Executive Officer
Kazuo Okada	66	Vice Chairman of the Board
Linda Chen	42	President, Wynn International Marketing, Ltd. and Director
Russell Goldsmith	59	Director
Robert J. Miller	63	Director
John A. Moran	77	Director
Alvin V. Shoemaker	70	Director
Ray R. Irani	74	Director
D. Boone Wayson	56	Director
Elaine P. Wynn	66	Director
Allan Zeman	60	Director
Marc D. Schorr	61	Chief Operating Officer
John Strzemp	57	Executive Vice President-Chief Administrative Officer
Matt Maddox	33	Chief Financial Officer and Treasurer
Ian M. Coughlan	49	President, Wynn Macau
Andrew Pascal	43	President, Wynn Las Vegas, LLC
Scott Peterson	42	Vice President and Chief Financial Officer, Wynn Resorts (Macau), S.A.
Kim Sinatra	48	Senior Vice President-General Counsel and Secretary
David R. Sisk	47	Executive Vice President and Chief Financial Officer, Wynn Las Vegas, LLC

Set forth below is certain information regarding the Class II and Class III directors whose terms do not expire this year, and the non-director executive officers and certain key management personnel of the Company.

Directors Continuing in Office

Class II Directors (Terms expire at the 2010 Annual Meeting of Stockholders)

Stephen A. Wynn.    Mr. Wynn has served as Chairman of the Board and Chief Executive Officer of the Company since June 2002. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore LLC (“Valvino”), the Company’s predecessor and its wholly owned subsidiary. Mr. Wynn also serves as an officer and/or director of several of our subsidiaries. Mr. Wynn is married to Elaine P. Wynn, but an action to dissolve their marriage has been filed.

Ray R. Irani.    Dr. Ray R. Irani has served as a director of the Company since October 2007. Dr. Irani is Chairman and Chief Executive Officer of Occidental Petroleum Corporation. He joined Occidental in 1983 as Chief Executive Officer and Chairman of Occidental Chemical Corporation, an Occidental subsidiary. Prior to joining Occidental, Dr. Irani served as President and Chief Operating Officer of Olin Corporation. Dr. Irani is a Director of the American Petroleum Institute, and The TCW Group, Inc. He is a Trustee of the University of Southern California and is Co-Chairman of the Board of the American University of Beirut, and also serves on the Board of Governors of Town Hall and the World Affairs Council. Dr. Irani is a member of the American Chemical Society, The Conference Board, the Council on Foreign Relations, the National Petroleum Council, and the Scientific Research Society of America. He also serves on the Advisory Board of RAND’s Center for Middle East Public Policy. Dr. Irani received a B.S. degree in chemistry from the American University of Beirut in 1953 and a Ph.D. in physical chemistry from the University of Southern California in 1957.

Alvin V. Shoemaker.    Mr. Shoemaker has served as a director of the Company since December 2002. Mr. Shoemaker was the chairman of the board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker is a member of the board of directors of Frontier Bank and Huntsman Chemical Co.

D. Boone Wayson.    Mr. Wayson has served as a director of the Company since August 2003. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other private real estate and business ventures. From 2000 through May 2003, Mr. Wayson served as a member of the board of directors of MGM MIRAGE.

Class III Directors (Terms expire at the 2011 Annual Meeting of Stockholders)

Russell Goldsmith.    Mr. Goldsmith has served as a director of the Company since May 2008. Mr. Goldsmith has served as Chief Executive Officer of City National Bank since 1995. Additionally, he has served as Chief Executive Officer and either President or Vice Chairman of its publicly held parent company, City National Corporation, since 1995. He has been a director of both the bank and its parent company since 1978. Mr. Goldsmith also serves on the Federal Reserve Board’s 12-member Federal Advisory Council, representing the Twelfth Federal Reserve District. He serves on the Board of Directors of the Financial Services Roundtable and the Jewish Federation Council of Greater Los Angeles. He is a trustee of the Harvard-Westlake School and a member of the Council on Foreign Relations.

Kazuo Okada.    Mr. Okada has served as Vice Chairman of the Board of the Company since October 2002. In 1969, Mr. Okada founded Universal Lease Co. Ltd., which became Aruze Corp. in 1998. Aruze Corp. is a Japanese manufacturer of gaming machines, as well as pachislot and pachinko machines, amusement machines and video games. Aruze Corp has been issued a manufacturer license by the Nevada Gaming Commission. The Nevada Gaming Commission has also approved Aruze Corp.’s suitability as the 100% shareholder for its two subsidiaries, Aruze Gaming America, Inc., and Aruze USA, Inc. Aruze Gaming America holds manufacturer, distributor, and operator licenses from the Nevada Gaming Commission, while Aruze USA has been found suitable by the Nevada Gaming Commission as a major shareholder of the Company. Mr. Okada currently serves as Director and Chairman of the Board of Aruze Corp, as Director, President, Secretary and Treasurer of Aruze USA and Director, President, Secretary and Treasurer of Aruze Gaming America, Inc.

Robert J. Miller.    Mr. Miller has served as a director of the Company since October 2002. Since July 2005, he has been a principal of Dutko Worldwide, a multidisciplinary governmental affairs strategy and management firm. From January 1999 until he joined Dutko Worldwide, Mr. Miller was a partner of the Nevada law firm of Jones Vargas. He was a partner in Miller & Behar Strategies from January 2003 to August 2007 and has been a partner in Nevada Rose, LLC since November 2004. From January 1989 until January 1999, Mr. Miller served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller also serves as a director of Zenith National Insurance Corp., Newmont Mining Corporation and International Game Technology.

Allan Zeman.    Mr. Zeman has served as a director of the Company since October 2002. Mr. Zeman has been chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development, since July 1996. Mr. Zeman is also chairman of Ocean Park, a major theme park in Hong Kong. In 2001, he was appointed a Justice of the Peace in Hong Kong and, in 2004, he was awarded the Gold Bauhinia Star by the Chief Executive of Hong Kong.

Executive Officers and Key Management

Ian Michael Coughlan.    Mr. Coughlan is the President of Wynn Macau. Mr. Coughlan joined Wynn Macau in January 2007, from the Peninsula Group where he served as General Manager of the Peninsula Hong Kong. Mr. Coughlan has extensive experience in Asia, serving as General Manager at the Peninsula Bangkok and in various capacities with Ritz Carlton and the Mandarin Oriental Group prior to his tenure with the Peninsula Group.

Matt Maddox.    Mr. Maddox serves as the Company’s Chief Financial Officer and Treasurer. Prior to his promotion in March 2008, Mr. Maddox served as the Company’s Senior Vice President of Business Development and Treasurer, positions he held since January 2007 and March 2006, respectively. From June 2005 to December 31, 2006, Mr. Maddox served as the Senior Vice President of Business Development for Wynn Las Vegas, LLC. From March 2003 to June 2005, Mr. Maddox was the Chief Financial Officer of Wynn Resorts (Macau), S.A. From May 2002 through March 2003, Mr. Maddox was the Company’s Treasurer and Vice President—Investor Relations.

Andrew Pascal.    Mr. Pascal is the President of Wynn Las Vegas, LLC. From July 2005 through October 2005, Mr. Pascal was the Executive Vice President and Chief Operating Officer of Wynn Las Vegas, LLC. Mr. Pascal served as the Senior Vice President – Product Marketing and Development for the Company from August 2003 to July 2005. Mr. Pascal was Chief Executive Officer of WagerWorks, Inc. a developer and supplier of remote gaming applications from March 2001 to September 2003. From October 1998 to March 2001, Mr. Pascal was Chief Executive Officer of Silicon Gaming, a designer and developer of interactive slot machines. Mr. Pascal is the nephew of Mr. and Mrs. Wynn.

Scott Peterson.    Mr. Peterson is the Vice President and Chief Financial Officer of Wynn Resorts (Macau), S.A., a wholly owned indirect subsidiary of the Company, a position he has held since June 2005. From September 2002 to June 2005, Mr. Peterson was the Vice President—Finance of Wynn Las Vegas, LLC. From April 2001 to September 2002, Mr. Peterson was Assistant Vice President—Finance of Wynn Resorts Holdings, LLC.

Marc D. Schorr.    Mr. Schorr serves as Chief Operating Officer of the Company, a position he has held since June 2002. Mr. Schorr also serves as an officer of several of the Company’s other subsidiaries. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino, and from June 2002 though October of 2005 he served as the Chief Executive Officer and President of Wynn Las Vegas, LLC. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino and Hotel, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Incorporated

Kim Sinatra.    Ms. Sinatra is the Senior Vice President—General Counsel and Secretary of the Company, a position she has held since March 2006. Ms. Sinatra is also the Senior Vice President and General Counsel of Worldwide Wynn, LLC, a position she has held since January 2004. She also serves as an officer of several of the Company’s subsidiaries.

David R. Sisk.    Mr. Sisk is the Senior Vice President and Chief Financial Officer of Wynn Las Vegas, LLC, a wholly owned indirect subsidiary of the Company, a position he has held since October 2003.

John Strzemp.    Mr. Strzemp serves as Executive Vice President and Chief Administrative Officer of the Company. Prior to his promotion in March 2008, Mr. Strzemp served as Executive Vice President and Chief Financial Officer of the Company, positions he had held since September 2002. Mr. Strzemp served as the Company’s Treasurer from March 2003 to March 2006, and serves as an officer of several of the Company’s subsidiaries. Mr. Strzemp was Executive Vice President and Chief Financial Officer of Bellagio, LLC, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Incorporated, from April 1998 to October 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 2, 2009, certain information regarding the shares of the Company’s common stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s common stock based on information reported on Form 13D or 13G filed with the SEC; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers, directors and director nominees as a group.

	Beneficial Ownership Of Shares(1)
Name and Address of Beneficial Owner(2)	Number	Percentage
Stephen A. Wynn(3)(4)	24,007,536	21.35%
Kazuo Okada(3)(5)	24,549,222	21.83%
Aruze USA, Inc.(3)(5)	24,549,222	21.83%
745 Grier Drive Las Vegas, NV 89119
Marsico Capital Management, LLC(6)	14,952,699	13.30%
1200 17th Street, Suite 1600 Denver, Colorado 80202
Morgan Stanley(7)	9,124,196	8.11%
1585 Broadway New York, NY 10036
T. Rowe Price Associates, Inc(8).	5,754,655	5.12%
100 E. Pratt Street Baltimore, MD 21202
Linda Chen(9)	318,330	*
Russell Goldsmith(10)	32,000	*
Ray R. Irani(11)	15,000	*
Robert J. Miller(12)	37,500	*
John A. Moran(12)(13)	187,500	*
Alvin V. Shoemaker(12)	47,500	*
D. Boone Wayson(12)	87,500	*
Elaine P. Wynn(3)(4)(14)	24,007,536	21.35%
Allan Zeman(12)	37,500	*
Matt Maddox(15)	146,667	*
Marc D. Schorr(16)	773,723	*
John Strzemp(17)	255,500	*
All Directors and Executive Officers as a Group (15 persons)	50,580,478	44.98%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Stockholders Agreement, dated as of April 11, 2002 (the “Stockholders Agreement”), by and among Mr. Wynn, Baron Asset Fund, a Massachusetts business trust (“Baron”) and Aruze USA, Inc., and as amended by an Amendment to Stockholders Agreement, dated as of November 8, 2006 (the “Amendment”), by and between Mr. Wynn and Aruze USA, Inc.

(4)	Excludes 541,686 shares, in the aggregate, of the Company’s common stock held by their children or shares held in four grantor retained annuity trusts created by Stephen A. Wynn and Elaine P. Wynn. In 2007, Mr. Wynn ceased to be the trustee of each of these trusts.
(5)	Aruze USA, Inc. is a wholly owned subsidiary of Aruze Corp., of which Mr. Kazuo Okada owns a controlling interest and is the Chairman. The subject securities were acquired and are owned by Aruze USA, Inc. but Aruze Corp. and Mr. Okada may also be considered beneficial owners of the shares because Aruze USA, Aruze Corp. and Mr. Okada may be deemed to have shared voting and dispositive power over the shares.
(6)	Marsico Capital Management LLC (“Marsico”) has beneficial ownership of these shares as of December 31, 2008. The information provided is based upon a Schedule 13G/A, dated February 13, 2009, filed by Marsico.
(7)	Reflects, as of December 31, 2008, the securities beneficially owned by certain operating units (collectively, the “MS Reporting Units”) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”) and does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units. The information provided is based upon a Schedule 13G/A, dated February 17, 2009, filed by Morgan Stanley.
(8)	T. Rowe Price Associates, Inc. (“T. Rowe Price”) has beneficial ownership of these shares as of December 31, 2008. The information provided is based upon a Schedule 13G dated February 10, 2009, filed by T. Rowe Price.
(9)	Includes: (i) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on July 31, 2012; (ii) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016; (iii) 33,333 shares subject to an immediately exercisable option to purchase Wynn Resorts common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; (iv) 26,250 shares owned by Linda Chen, as trustee; and (v) 48,750 shares pledged by Ms. Chen to secure a loan made to her.
(10)	Includes: (i) 10,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Plan; and (iii) 3,800 shares owned by family members through trusts and companies for which Mr. Goldsmith disclaims beneficial ownership.
(11)	Includes: (i) 10,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 5,000 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Plan.
(12)	Includes: (i) 27,500 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; (ii) 7,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Plan; and (iii) 2,500 shares that may be acquired within 60 days pursuant to outstanding stock options.
(13)	Includes: 150,000 shares of the Company’s common stock held by John A. Moran, as Trustee.
(14)	Includes 24,007,536 shares of the Company’s common stock registered in the name of Mrs. Wynn’s husband, Stephen A. Wynn.
(15)	Includes: (i) 79,167 shares subject to immediately exercisable options to purchase Wynn Resorts Common Stock pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; (ii) 50,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Purchase Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016; and (iii) 10,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Purchase Plan and subject to a Restricted Stock Agreement which provides such grant will vest on May 7, 2012.
(16)	Includes: (i) 323,723 shares of the Company’s common stock held in trust for the benefit of Mr. Schorr and his wife (including 25,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 15, 2009); (ii) 250,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016; (iii) 50,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts 2002 Stock Incentive Plan; and (iv) 150,000 shares pledged by Mr. Schorr to secure a loan made to him.
(17)	Includes (i) 500 shares of the Company’s common stock held by Mr. Strzemp’s mother, for which Mr. Strzemp disclaims beneficial ownership; and (ii) 70,000 shares subject to immediately exercisable options to purchase Wynn Resorts Common Stock pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company. The Nominating and Corporate Governance Committee reviews the Guidelines annually and recommends changes as appropriate to the Board of Directors for approval. The Board of Directors has also adopted written charters for its three standing committees (Audit, Compensation, and Nominating and Corporate Governance), as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees and a Code of Ethics for the Chief Executive Officer, President and Senior Financial Officers. The Corporate Governance Guidelines, committee charters and codes of ethics are available on the Company’s website at http://www.wynnresorts.com under the heading “Corporate Governance.”

Director Independence

The Board of Directors has a majority of directors who are independent under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”). In addition, the Company’s Corporate Governance Guidelines require all independent directors to meet additional, heightened independence criteria that apply to audit committee members under the NASDAQ listing standards.

The Board of Directors has determined that the following directors are independent: Messrs. Goldsmith, Irani, Miller, Moran, Shoemaker, Wayson and Zeman. Based upon information requested from each director concerning his or her background, employment and affiliations, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with the Company. In assessing independence, the Board of Directors considered all relevant facts and circumstances, including any direct or indirect relationship between the Company and the director. None of the independent directors has any economic relationship with the Company other than receipt of his director’s compensation. Additionally, all related party transactions are considered under the Company’s related party policy (described in additional detail below). None of the independent directors is engaged in any related party transaction with the Company. Mr. Wynn, Mr. Okada, Mrs. Wynn and Ms. Chen have been determined not to be independent.

Meetings of the Board of Directors

The Board of Directors met eight times during 2008. During 2008, none of the members of the Board of Directors attended fewer than 75% of the total number of meetings of the Board of Directors and meetings of the committees on which they served, except for Mrs. Wynn. In addition, the independent directors met in executive session, without management present, at each of its regular meetings. Robert Miller communicates necessary matters from the executive sessions to management.

Committees

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees consists entirely of directors whom the Board of Directors has determined to be independent under the NASDAQ listing standards for audit committee members. The current membership and functions of each of the Board of Directors’ committees are listed below.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alvin V. Shoemaker, Chair	John A. Moran, Chair	Robert J. Miller, Chair
Russell Goldsmith	Dr. Ray R. Irani	Dr. Ray R. Irani
John A. Moran	Alvin V. Shoemaker	D. Boone Wayson
D. Boone Wayson	D. Boone Wayson	Allan Zeman
Allan Zeman

In addition, Mr. Miller serves as the Company’s Compliance Director.

The Audit Committee

The Audit Committee is composed entirely of the following independent directors: Alvin V. Shoemaker, Chairman, Russell Goldsmith, John A. Moran, D. Boone Wayson and Allan Zeman. Further, the Board of Directors, after review of each individual’s employment experience and other relevant factors, has determined that Messrs. Shoemaker, Moran, Wayson and Zeman are qualified as audit committee financial experts within the meaning of SEC regulations. During 2008, the Audit Committee met 15 times.

At each of its regular meetings, the Audit Committee meets with the Company’s independent auditors, management and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. In addition to responsiblities discussed elsewhere in this proxy statement, the functions of the Audit Committee also include the following:

•	appointing, approving the compensation of, and oversight of the independent auditors;

•	reviewing and discussing with the independent auditor and management the Company’s earnings releases and quarterly and annual reports as filed with the SEC;

•	reviewing the scope and results of the Company’s internal auditing procedures and practices;

•	overseeing the Company’s compliance program with respect to legal and regulatory compliance, and the Company’s policies and procedures for monitoring compliance; and

•	meeting periodically with management to review the Company’s major risk exposure and the steps management has taken to monitor and control such exposures.

The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

The Compensation Committee

The Compensation Committee is composed entirely of the following independent directors: John A. Moran, Chairman, Ray R. Irani, Alvin V. Shoemaker and D. Boone Wayson. During 2008, the Compensation Committee met six times.

The Compensation Committee’s responsibilities in setting compensation of the Company’s executives and directors include:

•	reviewing the goals and objectives of the Company’s executive compensation plans;

•

reviewing the Company’s executive compensation plans, in light of the Company’s goals and objectives with respect to such plans and as appropriate recommending that the Board adopt new plans or amend the existing plans;

•

evaluating annually the performance of the Chief Executive Officer of the Company, supervising the evaluation of performance of the other officers of the Company and its operating subsidiaries, and setting compensation for the Chief Executive Officer, other named executive officers and other members of our most senior management;

•	reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans;

•

reviewing and approving any employment agreement or any severance or termination agreement, or any material perquisite or other personal benefit arrangements, between the Company (or any of its subsidiaries) and any officer, as well as any other employment agreement between the Company and any individual in which the annual compensation exceeds $500,000, regardless of position involved; and

•	reviewing and recommending to the full Board the type and amount of compensation for Board and Committee service by non-employee members of the Board.

The Compensation Committee confers with the Chief Executive Officer and Chief Operating Officer and considers recommendations that they make with respect to grants of stock options and restricted stock and with respect to annual incentive compensation for all officers, other than the Chief Executive Officer and other than with respect to the Wynn Resorts, Limited Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”). For the Incentive Plan, the Committee annually establishes the performance criteria and, at the end of each performance year, reviews the performance of each participant and awards bonuses in accordance with the terms of the Incentive Plan. During 2007 and 2008, the Compensation Committee also engaged Strategic Apex Group to provide advice with respect to group pay practices and specifically designing long term incentive compensation for Company employees, including its named executive officers. Further information regarding the role of Strategic Apex in 2008 compensation decisions is more specifically discussed in the “Setting Executive Compensation” section in the Compensation Discussion and Analysis below.

The Compensation Committee also annually reviews and recommends to the full Board the type and amount of compensation to be paid to non-executive directors for Board and Board committee service.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of the following independent directors: Robert J. Miller, Chairman, Ray R. Irani, D. Boone Wayson and Allan Zeman. During 2008, the Nominating and Corporate Governance Committee met five times.

The functions of the Nominating and Corporate Governance Committee include the following:

•	identifying and recommending to the Board of Directors individuals qualified to serve as directors of the Company;

•	establishing procedures for evaluating the suitability of potential director nominees proposed by management or the stockholders;

•	recommending to the Board of Directors members to serve on committees of the Board of Directors;

•	reviewing and making recommendations regarding the composition of the Board of Directors;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	overseeing the evaluation of the Board of Directors.

Nominating Process.    The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee seeks to have the Board of Directors represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition. The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest and independence from management and the Company.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board of Directors. As described above, the Committee will also consider candidates recommended by stockholders.

If the Nominating and Corporate Governance Committee determines to pursue consideration of a person who has been identified as a potential candidate, the Committee may take any or all of the following steps: collect and review publicly available information regarding the person, contact the person and request information from the candidate, conduct one or more interviews with the candidate, and contact one or more references provided by the candidate or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process takes into account the person’s accomplishments and qualifications, including in comparison to any other candidates that the Committee might be considering, and does not vary based on whether or not a candidate is recommended by a stockholder.

Stockholders Communications with Directors

The Board of Directors has established a process to receive communications from stockholders. This process is described under “Corporate Governance” on the Company Information page of the Company’s website at http://www.wynnresorts.com. Stockholders may contact any member of the Board of Directors, any committee of the Board of Directors, or one or more members of the Board of Directors by mail. Correspondence should be addressed to the appropriate individual by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sufficient copies of the contents to send to each addressee.

Stockholder Meetings

It is Company policy that each of our directors is invited and encouraged to attend the Annual Meeting. All of our directors were in attendance at the 2008 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are appointed by the Board of Directors each year. The members of the Compensation Committee serving in 2008, Messrs. Irani, Moran, Shoemaker and Wayson, were appointed on May 6, 2008. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

CODES OF ETHICS

As part of the Company’s commitment to integrity, the Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company and its subsidiaries. This Code is periodically reviewed by the Board of Directors and was last updated on March 6, 2009.

In addition, the Company’s Chief Executive Officer, Chief Financial Officer and Treasurer, Chief Accounting Officer, Vice President of Accounting and Director of Financial Reporting, and individuals in equivalent positions at the Company’s subsidiaries, must comply with an additional Code of Ethics for the Chief Executive Officer, President and Senior Financial Officers. In the event we determine to amend or waive certain provisions of this code of ethics, we will disclose such amendments or waivers on our website at http://www.wynnresorts.com under the heading “Corporate Governance” or as otherwise required by the NASDAQ listing standards.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation awarded to, earned by or paid to each of the non-employee directors for the fiscal year ended December 31, 2008.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(4)	Option Awards ($) (1)(4)	Total ($)
Russell Goldsmith(2)	$64,750	$29,759	$435,233	$529,742
Dr. Ray R. Irani	$101,500	$104,432	$—	$205,932
Robert J. Miller(3)	$172,500	$122,664	$67,172	$362,336
John A. Moran	$137,500	$122,664	$67,172	$327,336
Kazuo Okada	$66,500	N/A	N/A	$66,500
Alvin V. Shoemaker	$142,000	$122,664	$67,172	$331,836
D. Boone Wayson	$142,000	$122,664	$67,172	$331,836
Elaine Wynn	$63,500	N/A	N/A	$63,500
Allen Zeman	$119,500	$122,664	$67,172	$309,336

(1)	The amounts set forth in these columns reflect equity awards granted in 2008 and in previous years for which the required service period was not satisfied. The amounts are based on the compensation cost as determined under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, for the year ended December 31, 2008, before reflecting estimated forfeitures. See our Annual Report on Form 10-K for the year ended December 31, 2008 Note 15 to our Consolidated Financial Statements for assumptions used in computing fair value.
(2)	Mr. Goldsmith was appointed to the Board, effective May 29, 2008.
(3)	Mr. Miller, as a member of the Board of Directors, receives a $50,000 annual retainer for his service as the Chairman of the Company’s Gaming Compliance Committee. The Gaming Compliance Committee is a committee comprised of Mr. Miller, Mr. Schorr and Mr. Strzemp, and its purpose is to assist the Company in maintaining the highest level of regulatory compliance. Additionally, Mr. Miller serves as the Company’s Compliance Director for which he receives an annual retainer of $20,000.
(4)	The aggregate number of outstanding awards for each director at December 31, 2008 is as follows:
(i)	for each director other than Mr. Goldsmith and Dr. Irani, restricted stock awards on 7,500 shares, for Dr. Irani restricted stock awards on 5,000 shares, and for Mr. Goldsmith a restricted stock award on 2,500 shares which was granted upon his election to the Board in May 2008;
(ii)	for each director other than Mr. Goldsmith and Dr. Irani, stock option awards on 30,000 shares of which 2,500 are unvested and 27,500 are vested as of December 31, 2008, for Dr. Irani stock options on 10,000 shares that is fully vested, and for Mr. Goldsmith, stock options on 10,000 shares, which was granted and vested immediately upon his election to the Board in May 2008.

Mr. Okada and Mrs. Wynn, who each are greater than five percent beneficial owners of the Company’s common stock, have not been granted equity awards for their service as directors. The grant date fair values of the 2,500 share restricted stock award and the 10,000 share stock option granted to Mr. Goldsmith upon his election to the Board of Directors was $255,075 and $435,233, respectively and the grant date fair value of the 2,500 share restricted stock award granted to each of the other non-employee directors (other than Mr. Okada and Mrs. Wynn) on May 5, 2008 was $264,125.

Directors who are not employees of the Company currently receive a monthly fee of $5,000 for services as a director. Directors who serve on the Compensation Committee or the Nominating/Governance Committee receive an additional monthly fee of $1,000 per committee ($2,000 for committee chairmen). Directors who serve on the Audit Committee receive an additional monthly fee of $1,250 ($2,500 for the Chairman). Each non-employee director also receives a $1,500 meeting fee for each board or committee meeting he or she attends. All directors are provided complementary room, food and beverage privileges at our properties in connection with their attendance at Board or Committee meetings or other Company events and are reimbursed for any other out of pocket expenses related to attendance at meetings.

Each non-employee director, other than non-employee directors who beneficially own more than five percent of the Company’s issued and outstanding common stock, received an immediately exercisable option grant for 10,000 shares of the Company’s common stock upon their initial appointment to the Board of Directors. In addition, on May 3, 2006, May 7, 2007, and May 5, 2008 each such non-employee director then in office was granted 2,500 shares of restricted stock. These grants vest upon the fifth anniversary of the grant date unless the director leaves the Board of Directors prior to vesting, in which case the grant vests pro rata, 20% per year, based upon the number of years served since the grant. The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

On May 29, 2008, the Company appointed Russell Goldsmith as a member of Wynn Resorts’ Board of Directors. In connection with his appointment to the Board, Mr. Goldsmith received an immediately exercisable option grant for 10,000 shares of Wynn Resorts common stock and a grant of 2,500 shares of restricted stock, which grant vests on May 30, 2013, unless Mr. Goldsmith leaves the Board of Directors prior to vesting, in which case the grant vests pro rata, 20% per year, based upon the number of years served since the date of grant. Mr. Goldsmith is the seventh independent member of the Board of Directors. On June 9, 2008, Mr. Goldsmith was appointed as a member of Wynn Resorts’ Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The Compensation Committee has the responsibility for setting and implementing compensation for the executive officers named in the Summary Compensation Table below (the “named executive officers”). The Committee strives to provide total compensation that is fair and competitive. Our executive compensation program is designed to reward the achievement of specific annual, long term and strategic goals, with the ultimate objective of creating stockholder value. Our Company’s goals include the development and operation of the premier casino resort in each jurisdiction in which we operate, and the development and expansion of the “Wynn” brand while delivering successful operating and financial performance. The Committee regularly evaluates the Company’s compensation arrangements to evaluate whether they are appropriately structured to enable the Company to attract and retain superior employees in key positions while rewarding achievement of property development and operating performance. To achieve these objectives, the Company’s compensation includes both cash and equity based incentives.

Role of Executive Officers and Advisors in Setting Compensation

The Committee sets all elements of compensation for the Chief Executive Officer based upon a review of comparative data and consideration of his contribution to the development and operating performance of the Company. The Committee considers the recommendations of the Chief Executive Officer and Chief Operating Officer in establishing compensation for all other named executive officers. The Chief Executive Officer and Chief Operating Officer perform annual reviews of all of our senior management and make recommendations to the Committee. The Committee reserves the discretion to modify recommendations and makes the final decisions regarding compensation for all of our most senior management.

Also in 2007 and 2008, the Compensation Committee engaged Strategic Apex Group, an independent, nationally recognized executive compensation consulting firm, to assist it in evaluating the Company’s executive compensation plans, and the Company’s position relative to its peer group. In connection with its engagement, Strategic Apex provided the Compensation Committee with comparative data and, at the direction of the Compensation Committee, worked with senior management in evaluating previous compensation decisions by the Compensation Committee and in designing a long term equity incentive program including the grants of equity based awards during 2008.

Setting Executive Compensation

In making compensation decisions for the named executive officers, the Compensation Committee compares each element of compensation and total compensation against compensation levels of executives in comparable positions at a peer group of publicly traded companies. The Committee believes that the peer companies are those publicly traded companies with which the Company competes for talent and stockholder investment. In 2007, the Committee expanded our peer group from pure gaming companies (MGM MIRAGE, Las Vegas Sands, Harrah’s Entertainment and Stations Casinos) to include those in the hospitality (Hilton, Marriott and Starwood) and entertainment (Disney) businesses as well as growth companies (Starbucks, Yahoo, EBay). This expanded peer group allowed us to more comprehensively include in evaluation of executive performance the non-gaming products which we offer. These non-gaming amenities of lodging, food and beverage, retail and entertainment generate over one half of the revenue and cash flow in our US operations. In addition to peer group review, the Compensation Committee evaluates relative internal pay levels, relative levels of responsibility and correlates overall compensation levels to reward the drivers of financial and brand performance.

As discussed further below, salaries for some of the named executive officers were adjusted in 2008 to reflect expanded responsibilities, and equity awards were granted to some of the named executive officers in recognition of expanded responsibilities and the Committee’s assessment of the level of past equity grants and desire to retain senior management. In considering bonus levels for 2008 performance under the Company’s Annual Performance-Based Incentive Plan for Executive Officers, the Committee specifically considered third-party confirmations of brand performance (with Wynn Las Vegas for the third year being the only casino resort to have been awarded Mobil’s five stars and also having received five red pavilions, the highest honor for Michelin rated accommodations), combined with financial performance at Wynn Macau that significantly exceeded pre-established targets for adjusted EBITDA. However, the Committee also took into account the effect of the slowing world economy, deterioration in levels of consumer spending, the Company’s liquidity position and anticipated cash needs and the impact of such factors on the expected financial performance of the Company in 2009. The Committee also noted the positives of good performance in the early part of 2008, combined with the successful opening of Encore at Wynn Las Vegas in December 2008. As a result, the Committee awarded annual incentive payments at 50% of target for Mr. Wynn, Ms. Chen and Mr. Strzemp and slightly more than 50% for Mr. Schorr. Mr. Maddox received a bonus equal to 100% of his base salary as of November 30, 2008. This amount was greater than 50% of the target due to an increase to Mr. Maddox’s base salary during 2008.

Elements of Executive Compensation

The Company’s total direct compensation for named executive officers generally includes (a) base salary, (b) annual cash incentive compensation, and (c) long term equity incentives. However, the Company has not granted equity awards to Mr. Wynn, at his election. The Compensation Committee reviews each element annually, along with value created from past incentives, to assess whether the Company’s compensation program achieves its objectives of attracting and retaining superior management while rewarding achievement of property development and financial performance. Our policy for allocating between base salaries, annual incentive awards and long term compensation does not include specific formula or weighting, but is designed to offer what the Compensation Committee views as adequate base compensation to attract and retain personnel while providing incentives to maximize long term value for our Company and our stockholders.

When considering total compensation, the Committee uses a defined peer group as an indication of market levels of compensation, adjusting compensation goals to reflect the industry’s exhaustive regulatory requirements and other demands.

In setting targets for the Annual Performance-Based Incentive Plan for Executive Officers, the Committee establishes objective financial targets. The Committee retains the discretion to adjust actual bonus amounts paid based on other factors, including corporate, property level and individual performance, as well as general macroeconomic conditions. The Committee exercised this discretion with respect to payments made for the 2008 performance year.

Base Salary.    Base Salaries are established by employment contracts and reviewed and adjusted periodically if necessary due to competitive reasons or to reflect changes in responsibility or other extraordinary circumstances. To fulfill the Company’s goal of attracting and retaining high-quality and experienced executives, the Company has paid base salary levels for its named executive officers that may exceed the peer group mean. Companies in the gaming business typically pay at higher levels than their non-gaming counterparts due to certain regulatory and other extraordinary demands. The Company’s rapid expansion in the last five years has required that named executive officers provide extraordinary levels of development, opening and operating expertise. These efforts have resulted in industry-leading product and impressive financial performance. For 2008, Messrs. Schorr and Maddox received salary increases in consideration of their assuming additional responsibility and, in Mr. Maddox’s case, a more senior position.

Annual Incentives.    Annual performance-based incentives were awarded to the named executive officers for 2008 under the Wynn Resorts, Limited Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”) which was re-approved by stockholders in 2008.

Each of the Company’s named executive officers is eligible to participate in the Incentive Plan. Each year, within 90 days after the commencement of that year, the Compensation Committee identifies the executive officers who will participate in the Incentive Plan for that year and establishes the performance criteria for the Incentive Plan, as well as the maximum percentage of base salary that can be paid to each participant. For each of 2006, 2007 and 2008, the Committee selected property adjusted EBITDA (adjusted EBITDA for Wynn Las Vegas and Wynn Macau), which is a non-GAAP measure calculated at the segment level and reported in the footnotes to our audited financial statements, as the appropriate criteria because it is a reflection of the operating performance of the Company’s assets and directly influences return to stockholders. In addition, management and stockholders use property adjusted EBITDA to value the Company and its assets.

As provided under the Incentive Plan as amended and approved by stockholders in 2008, named executive officer participants (other than Mr. Wynn) have a maximum payable under the Plan of 200% of Base Salary, and Mr. Wynn’s maximum is 250% of his Base Salary. The Compensation Committee elected to establish one performance target applicable to the named executive officers, the achievement of which could result in the maximum bonus opportunity under the plan with the Committee having the discretion to adjust each named executives officer’s actual bonus downward taking into account the Chief Executive Officer’s and the Chief Operating Officer’s review and recommendations as to each executive officer’s individual performance, and other factors the Committee determines appropriate. In 2008, the property Adjusted EBITDA target for Wynn Macau and Wynn Las Vegas operations combined was $675 million and actual performance of $738.7 million exceeded the target. However, at the Chief Executive Officer’s recommendation, the Committee awarded executives approximately 50% of the maximum bonus earned. Although the Committee commended exceptional performance in Wynn Macau and the successful opening of Encore at Wynn Las Vegas, the bonuses were paid at less than the maximum in consideration of the difficult, and deteriorating, economic climate. In determining bonus levels, the Committee reviewed and subjectively assessed a revised operating forecast for 2009, the Company’s obligations and commitments, available liquidity and debt covenants and maturities. Additionally, while the Committee acknowledged the Company’s superior balance sheet position and stock performance when compared to its peers, it concluded that payment of approximately 50% of the bonus amount earned was appropriate considering all circumstances.

Long Term Incentives.    The Compensation Committee has not provided annual equity grants to executives but instead uses grants under the 2002 Stock Plan to attract qualified individuals to work for the Company, and to make periodic grants to existing officers, to retain superior officers and to reward extraordinary performance, as determined in the Compensation Committee’s judgment. The number of options or shares of restricted stock to be granted to each executive officer is based on the individual executive’s job accomplishments, tenure and future potential as well as the Compensation Committee’s assessment of competitive compensation levels. Grants to named executive officers are typically made periodically with long term vesting dates. The underlying philosophy is to retain senior management for the long term, building a talent base for the Company’s future growth and achievement of desired goals.

Mr. Wynn, the founder, Chairman and Chief Executive Officer of the Company who owns a large percentage of the Company’s outstanding stock, does not participate in the Company’s equity incentive plans at his election. This differs from the chief executive officer compensation at most of the companies included in the peer group. Consequently, Mr. Wynn’s overall compensation is significantly less that that paid to Chairman and Chief Executive Officers of our competitors.

During 2008, the Compensation Committee made the following awards: 100,000 shares of restricted stock and 175,000 stock options to Ms. Chen; 50,000 shares of restricted stock and 175,000 stock options to Mr. Maddox and 250,000 shares of restricted stock to Mr. Schorr. All of the grants awarded in 2008 will vest in their entirety on December 5, 2016; unless the executive is party to an employment agreement with the Company and the Company terminates the executive without cause, such awards will vest pro-rata on a monthly basis to the termination date. These long term incentive grants were made after thorough analysis of peer group compensation (and with the assistance of Strategic Apex, an independent compensation consultant) with the goal of retaining and rewarding the Company’s most senior and valuable management.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to the chief executive officer and three other highest-paid executive officers (other than the chief financial officer) in excess of $1,000,000 in any taxable year. Other than (a) base salary of $2,229,500, and $926,615 respectively paid to Messrs. Wynn and Schorr; (b) cash distributions on restricted stock of $300,000 paid to Mr. Schorr; and (c) $30,313 and $55,499 of other compensation paid to Mr. Wynn and Ms. Chen, respectively, the Compensation Committee does not believe that there will be any non-deductible compensation in 2008 based upon allowances under Section 162(m) or otherwise. The Company’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, the Compensation Committee may elect to provide non-deductible compensation when it determines that to be advisable to achieve its compensation objectives of attracting or retaining key executives, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company.

Employment Agreements

The Company typically enters into employment agreements with its executives to advance its objectives of providing for a long-term relationship with talented and experienced executives. The terms and conditions of these agreements are described in the chart following the 2008 Summary Compensation table.

The employment agreements for the named executive officers provided for a minimum base salary and discretionary bonus opportunity and provide that if the executive’s employment terminates for death, disability, good reason or without cause, (including after a change in control) the executive will receive a multiple (ranging from one and in the case of Mr. Wynn three times) of the sum of the executives salary and imputed bonus that would be payable during the remaining term of the contract, but not less than one year, except that Mr. Wynn’s payment is limited to 4 years salary and bonus in certain circumstances. The employee agreements and the terms of equity awards also provide that vesting of some or all of an executives equity awards will accelerate upon such event. If termination occurs after a change in control, the Company also provides for a tax gross-up. The Compensation Committee has determined that these arrangements are appropriate compensation to its senior management and are necessary to retain talent at a closely controlled public company that has more limited operations and a shorter operating history than many of its peers. Additional information regarding payments under these provisions is provided under the heading “Potential Payments Made Upon Termination or a Change of Control.”

In order to comply with the provisions of Internal Revenue Service deferred compensation requirements, the Employment Agreements of Messrs. Wynn, Schorr, Maddox, Strzemp and Ms. Chen were amended in December 2008 to defer the payment of any separation payment (as defined in their employment contracts) until 6 months after the date of their termination.

Executive Benefits

In addition to base salary, annual incentive compensation and long term equity incentives, the Company also provides its named executive officers with a number of executive benefits. The primary executive benefits include certain life insurance premiums, and complementary privileges with respect to the Company’s properties which are described in the footnotes to the “2008 Summary Compensation Table.” In 2008, Executives also received matching contributions under the Company’s 401(k) program; however as of March 16, 2009, the Company has suspended 401(k) matches for all employees, including the named executive officers. In addition, Messrs. Wynn and Schorr have access to the Company’s aircraft pursuant to time sharing agreements described in “Certain Relationships and Related Transactions—Aircraft Arrangements.” For security purposes, the Board of Directors requires Mr. Wynn to travel on Company aircraft for both personal and business travel, and the Company provides a car and driver (and security when necessary) for his personal use. Consistent with competitive practice in Macau, Ms. Chen receives a car and driver, certain housing and living expenses and assistance with tax preparation.

CEO Compensation

Mr. Wynn is employed by the Company pursuant to an employment agreement dated October 4, 2002, amended August 6, 2004, February 1, 2007 and September 15, 2008, which has a term expiring in 2020. Mr. Wynn, a holder of approximately 21% of our common stock, has not received any equity awards as part of this compensation as Chief Executive Officer of the Company. During 2008, Mr. Wynn received a base salary, $3,250,000 per year, and participated in the Incentive Plan, with a maximum bonus potential for 2007 and 2008 of 250% of his base salary. As described above, Mr. Wynn was paid 50% of the maximum bonus allowed under the Incentive Plan for 2008. Mr. Wynn is provided with Company paid life insurance and disability policies, as well as participation in the Company’s 401(k) plan. He also receives certain executive benefits described above.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(a) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee

    John A. Moran, Chairman

    Dr. Ray R. Irani

    Alvin V. Shoemaker

    D. Boone Wayson

2008 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Stephen A. Wynn	2008	$3,250,000	$—	N/A	N/A	$4,062,500	$1,141,588	$8,454,088
Chairman and Chief Executive Officer	2007	$3,173,077	$—	N/A	N/A	$7,500,000	$573,428	$11,246,505
	2006	$2,825,000	$—	N/A	N/A	$6,875,000	$262,915	$9,962,915

Matt Maddox	2008	$593,590	$—	$622,923	$1,325,461	$650,000	$13,786	$3,205,760
Chief Financial Officer and Treasurer

Marc D. Schorr	2008	$1,947,115	$—	$2,567,020	$—	$2,000,000	$301,943	$6,816,078
Chief Operating Officer	2007	$1,750,000	$—	$1,685,000	$78,460	$3,500,000	$646,933	$7,660,393
	2006	$1,072,115	$1,500,000	$1,685,000	$332,301	$2,000,000	$722,021	$7,311,437

John Strzemp	2008	$600,000	$—	$—	$242,723	$600,000	$9,738	$1,452,461
Executive Vice President and	2007	$600,000	$—	$—	$453,354	$1,200,000	$38,052	$2,291,406
Chief Administrative Officer	2006	$600,000	$—	$—	$580,274	$600,000	$9,438	$1,789,712

Linda Chen	2008	$1,000,000	$—	$1,905,280	$1,352,329	$1,000,000	$63,539	$5,321,148
President of Wynn International	2007	$1,000,000	$—	$1,066,833	$516,797	$2,000,000	$651,079	$5,234,709
Marketing	2006	$752,308	$203,836	$444,514	$614,086	$1,296,164	$645,673	$3,956,581

Mr. Strzemp was promoted to Executive Vice President and Chief Administrative Officer in March 2008. Prior to his promotion, he served as the Chief Financial Officer. Mr. Maddox was promoted to Chief Financial Officer in March 2008.

(1)	The amounts set forth in these columns reflect equity awards granted during 2008 and previous years. The amounts are based on the compensation cost as determined under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” for the year ended December 31, 2008 before reflecting estimated forfeitures. See our Annual Report on Form 10-K for the year ended December 31, 2008 Note 15 to our Consolidated Financial Statements for assumptions used in computing fair value.

(2)	All other compensation includes cash distributions accrued on unvested restricted stock reported in the year such amounts accrue instead of the year paid, based on an SEC staff interpretation. These amounts are paid only if and when the restricted stock vests.

The following amounts for 2008 are included in “All Other Compensation” for Mr. Wynn:

(i)	personal use of company aircraft of $1,074,657;

(ii)	executive life insurance premiums of $29,718;

(iii)	compensation pursuant to the Wynn Resorts, Limited Executive Medical Plan of $18,518;

(iv)	allocated compensation and benefits for personal use of a driver whom we employ for Mr. Wynn of $11,795; and

(v)	401k employer matching contributions of $6,900.

The following amounts for 2008 are included in “All Other Compensation” for Mr. Maddox:

(i)	amounts for executive life insurance premiums and 401k employer matching contributions of $7,386.

The following amounts for 2008 are included in “All Other Compensation” for Mr. Schorr:

(i)	personal use of Company aircraft of $280,259; and

(ii)	amounts for executive life insurance premiums and 401k employer matching contributions of $21,684.

The following amounts for 2008 are included in “All Other Compensation” for Mr. Strzemp:

(i)	amounts for executive life insurance premiums and 401k employer matching contributions of $9,738;

The following amounts for 2008 are included in “All Other Compensation” for Ms. Chen:

(i)	$55,499 attributable to housing and other in Macau; and

(ii)	amounts for executive life insurance and other premiums and 401k employer matching contributions of $8,040.

For amounts shown as personal use of Wynn Resorts’ aircraft, incremental aircraft expenses were calculated by dividing the 2008 total direct (variable) flight expenses (consisting primarily of fuel, maintenance and landing fees) by the total hours the aircraft was operated during the year. The executives’ hourly usage was multiplied by this annual hourly rate. Any reimbursement received from the executive was applied against this amount.

In 2008, each of the named executive officers received base salary in accordance with the terms of his or her employment agreement, as well as an annual bonus under the terms of the Incentive Plan as approved by the Compensation Committee. Key terms of the current agreements as amended are as follows:

Named Executive Officer	Contract Expiration	Base Salary	Incentive Plan Maximum % of Salary
Mr. Wynn	10/24/20	$2,762,500	250%
Mr. Maddox	11/30/13	$722,500	200%
Mr. Schorr	10/31/12	$1,700,000	200%
Mr. Strzemp	3/31/13	$650,000	200%
Ms. Chen	8/1/11	$850,000	200%

Each of the employment agreements provide that the executive will participate in company profit sharing and retirement plans, disability or life insurance plans, medical and/or hospitalization plans and vacation and expense reimbursement programs. In addition, the agreements provide for severance payments and benefits upon certain terminations of employment, including termination following a change-in-control, as discussed in the section below entitled “Potential Payments upon Termination or Change-In-Control.”

2008 GRANTS OF PLAN-BASED AWARDS TABLE

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards $ Target/ Maximum	All Other Stock Awards Number of shares of stock (#)1	All Other Options Awards Number of securities underlying options (#)1	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)2
Stephen A. Wynn	N/A	$8,125,000	N/A	N/A	N/A	N/A
Matt Maddox	N/A	$800,000	—	—	—	—
	5/6/2008	—	50,000	—	—	$5,397,500
	5/6/2008	—	—	175,000	$107.95	$11,009,250
Marc D. Schorr	N/A	$3,500,000	—	—	—	—
	9/11/2008		250,000	—	—	$21,830,000
John Strzemp	N/A	$1,200,000	N/A	N/A	N/A	N/A
Linda Chen	N/A	$2,000,000	—	—	—	—
	5/6/2008	—	100,000	—	—	$10,795,000
	5/6/2008	—	—	175,000	$107.95	$11,009,250

(1)	The stock awards and option awards will vest in their entirety on December 5, 2016, unless the executive is party to an employment agreement with the Company and the Company terminates the executive without cause, such awards will vest pro-rata on a monthly basis to the termination date. Each of the awards has a term of ten years from the grant date.
(2)	The amounts are calculated based on the aggregate grant date fair value computed in accordance with FAS 123R.

Discussion of Plan Based Awards Table

The Company’s Incentive Plan rewards management for creation of superior return to stockholders, measured by the operating performance of our properties. The amounts shown on the table above reflect achievement of the 2008 performance criteria of property Adjusted EBITDA at the Company’s Wynn Las Vegas and Wynn Macau properties and the payment of approximately 50% of maximum bonuses under the Incentive Plan to all named executive officers.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Stephen A. Wynn	N/A	N/A	N/A	N/A	N/A	N/A
Matt Maddox(1)	6,250	N/A	$13.25	12/11/12	60,000	$2,535,600
	6,250	N/A	$15.40	03/25/13	N/A	N/A
	50,000	N/A	$59.44	11/02/14	N/A	N/A
	16,667	33,333	$51.08	11/07/15	N/A	N/A
	N/A	175,000	$107.95	05/06/18	N/A	N/A
Marc D. Schorr(2)	50,000	N/A	$15.40	03/25/13	275,000	$11,621,500
John Strzemp	20,000	N/A	$15.40	03/25/13	N/A	N/A
	50,000	N/A	$56.67	08/01/15	N/A	N/A
Linda Chen(3)	33,333	66,667	$56.67	08/01/15	200,000	$8,452,000
	N/A	175,000	$107.95	05/06/18	N/A	N/A

(1)	Mr. Maddox’s unvested awards will vest as follows:
a.	16,667 stock options will vest on November 7, 2009 and 16,666 stock options will vest on November 7, 2010;
b.	175,000 stock options will vest on December 5, 2016; and
c.	10,000 shares of restricted stock will vest on May 7, 2012 and 50,000 shares of restricted stock will vest on December 5, 2016.
(2)	Mr. Schorr’s unvested awards will vest as follows:
a.	25,000 shares of restricted stock will vest on December 15, 2009 and 250,000 shares will vest on December 5, 2016.
(3)	Ms. Chen’s unvested awards will vest as follows:
a.	33,333 stock options will vest on August 1, 2009, 33,334 stock options vest on August 1, 2010 and 175,000 stock options will vest on December 5, 2016; and
b.	100,000 shares of restricted stock will vest on July 31, 2012 and 100,000 shares of restricted stock will vest on December 5, 2016.
(4)	Amounts in this column are based upon the closing price of the Company’s stock at year-end which was $42.26 per share.

All vesting is conditioned upon such named executive officer being an employee of the Company on the vesting date.

2008 OPTION EXERCISES AND STOCK VESTED

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Stephen A. Wynn	N/A	N/A
Matt Maddox	N/A	N/A
Marc D. Schorr	25,000	$1,019,000
John Strzemp	N/A	N/A
Linda Chen	N/A	N/A

The amounts reported in the table above are based on the closing price of the Company’s common stock on the date the award vested. Upon vesting, the executive also was paid an amount equal to the dividends that had accrued on the shares prior to their vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Payments Made Upon Termination Due to Death, Complete Disability or License Revocation

The Company’s employment agreements with its named executive officers provide that such agreements terminate automatically upon death or complete disability of the employee, as well as upon failure of the employee to obtain or maintain required gaming licenses. Upon such termination, the employee is entitled to a lump sum payment of base salary and accrued and unpaid vacation through the termination date.

Payments Made Upon Termination Without Cause at Employer’s Election During the Term

The Company’s employment agreements with its named executive officers provide that such agreements are terminable by the Company without cause upon notice to the employee, so long as a “separation payment” is paid as provided for in such contracts. The “separation payment” consists of a multiple (ranging from one and in the case of Mr. Wynn three times) of the sum of (a) base salary through the end of the term of the agreement, but not less than 12 months (and in Mr. Wynn’s case, not more than 4 years); (b) bonus for all bonus periods based upon last bonus paid through the end of the term (and in Mr. Wynn’s case, is limited to a maximum of 4 years); and (c) a tax gross up in certain circumstances. In addition, the employee is entitled to health benefits coverage under the same plan or arrangement as the employee was covered immediately prior to termination. Health benefits are to be provided until the earlier of the remainder of the original term, or until the employee is covered by a plan of another employer. In addition, some of the stock option agreements and restricted stock agreements held by the named executive officers provide that unvested options and shares will vest upon termination without cause.

Payments Made Upon Termination by Employee after Change in Control for Good Reason

The Company’s employment agreements with its named executive officers provide that such agreements are terminable by the employee for good reason after a change in control. A change in control is defined as (a) any person or group (other than Mr. Wynn and his affiliates) becomes the beneficial owner of more than 50% of the Company’s outstanding securities; or (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of Directors of the Company. Good reason is defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location or his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) failure to expressly assume in writing the employment agreement. Upon termination by the employee pursuant to this provision, the employee is entitled to the same amounts described under “Payments Made Upon Termination Without Cause at Employer’s Election during the Term” above. In addition, if an executive’s termination is deemed to occur in connection with a change in control under the Tax Code, certain executives are entitled to a tax gross up on the excise tax if the executive’s benefits trigger an excise tax. Pursuant to the terms of the applicable stock option agreements and restricted stock grant agreements, some or all of the unvested options and restricted stock held by the named executive officers would immediately vest upon termination by the Company without cause or upon termination by the employee for good reason after a change in control.

Payments Made Upon Termination

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing agreements and arrangements if the named executive’s employment had terminated on December 31, 2008 given the named executive’s compensation as of such date and, if applicable, based on the company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the company’s stock price.

Stephen A. Wynn

In the case of Mr. Wynn, the payments to be made upon “Termination Without Cause at Employer’s Election During the Term” and “Termination by Employee for Good Reason After Change in Control for Good Reason” is three times the salary that would be payable during the remaining term of the contract with a limit of 4 years.

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term(2)	Termination by Employee for Good Reason After Change in Control(2)
Base Salary	Amount earned and unpaid through the date of termination.	$39,000,000	$39,000,000
Bonus	$4,062,500	$52,812,500	$52,812,500
Stock Options/Restricted Stock	N/A	N/A	N/A
Tax Gross Up	$0	$0	$37,119,958
Benefits(1)	$0	$377,655	$551,091

(1)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost for providing such benefits through the remainder of the term.
(2)	Bonus amounts include bonuses for 2008 performance year paid in 2009.

Matt Maddox

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term(5)	Termination by Employee for Good Reason After Change in Control(5)
Base Salary	Amount earned and unpaid through the date of termination.	$4,179,167	$4,179,167
Bonus	$ 650,000	$3,845,833	$3,845,833
Stock Options/Restricted Stock(1)(2)(3)	$2,113,000	$297,833	$2,113,000
Tax Gross Up	$ 0	$0	$0
Benefits(4)	$ 0	$464,201	$464,201

(1)	Upon the death, complete disability or change of control, unvested stock options of 175,000 would vest in full immediately. Upon death or complete disability, another 33,333 of unvested stock options would vest in full immediately. Upon termination without cause, 175,000 stock options would vest on a pro-rated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2008, the value of such stock options upon exercise would have been $0.
(2)	Upon the death, complete disability or change of control, 50,000 shares of restricted stock would vest in full immediately so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2008, the value of such 50,000 shares would have been $2,113,000.
(3)	Upon termination without cause 50,000 shares of restricted stock would vest on a pro-rated basis based on the number of months since the grant date so long as the employee’s employment agreement with the Company has not terminated or expired, and another 10,000 shares of restricted stock would vest pro-rated based on the number of months since the grant date regardless of the status of the employee’s employment contract, plus accrued dividends of $19,002. Using the closing price on December 31, 2008, the value of such 6,598 shares would have been $278,831.
(4)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost of providing such benefits through the remainder of the term.
(5)	Bonus includes bonus for 2008 performance year paid in 2009.

Marc D. Schorr

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term(4)	Termination by Employee for Good Reason After Change in Control(4)
Base Salary	Amount earned and unpaid through the date of termination.	$7,666,667	$7,666,667
Bonus	$ 2,000,000	$9,666,667	$9,666,667
Stock Options/Restricted Stock(1)(2)	$11,921,500	$323,416	$11,921,500
Tax Gross Up	$ 0	$0	$0
Benefits(3)	$ 0	$361,920	$361,920

(1)	Upon the death, complete disability or change of control, 250,000 shares of restricted stock would vest in full, so long as the employee’s employment agreement with the company has not terminated or expired. Another 25,000 shares of restricted stock would vest in full upon the death, complete disability or change of control regardless of the status of the employee’s employment agreement plus $300,000 of accrued dividends. Using the closing price on December 31, 2008, the value of such restricted stock grants upon vesting would have been $11,621,500.

(2)	Upon termination without cause 250,000 shares of restricted stock would vest on a pro-rated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2008, the value of such 7,653 shares would have been $323,416.
(3)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost for providing such benefits through the remainder of the term.
(4)	Bonus amount includes bonus for 2008 performance year paid in 2009.

John Strzemp

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term(2)	Termination by Employee for Good Reason After Change in Control(2)
Base Salary	Amount earned and unpaid through the date of termination.	$600,000	$600,000
Bonus	$600,000	$1,200,000	$1,200,000
Stock Options/Restricted Stock	$ 0	$0	$0
Tax Gross Up	$ 0	$0	$0
Benefits(1)	$ 0	$94,414	$94,414

(1)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost for providing such benefits through the remainder of the term.
(2)	Includes bonus for 2008 performance year paid in 2009.

Linda Chen

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term(5)	Termination by Employee for Good Reason After Change in Control(5)
Base Salary	Amount earned and unpaid through the date of termination.	$2,583,333	$2,583,333
Bonus	$1,000,000	$3,583,333	$3,583,333
Stock Options/Restricted Stock(1)(2)(3)	$4,226,000	$2,475,667	$4,226,000
Tax Gross Up	$ 0	$0	$2,821,478
Benefits(4)	$ 0	$243,902	$355,913

(1)	Upon the death, complete disability or change of control, unvested stock options of 175,000 would vest in full immediately. Upon death or complete disability, another 66,667 of unvested stock options would vest in full immediately. Upon termination without cause, 175,000 stock options would vest on a pro-rated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2008, the value of such stock options upon exercise would have been $0.
(2)	Upon the death, complete disability or change of control, 100,000 shares of restricted stock would vest in full immediately. Using the closing price on December 31, 2008, the value of such 100,000 shares would have been $4,226,000.
(3)	Upon termination without cause 200,000 shares of restricted stock would vest on a pro-rated basis based on the number of months since the grant date plus accrued dividends of $483,372. Using the closing price on December 31, 2008, the value of such 47,144 shares would have been $1,992,295.
(4)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost for providing such benefits through the remainder of the term.
(5)	Bonus includes bonus for 2008 performance year paid in 2009.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2008, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	2,782,342	$66.80	3,124,212
Equity compensation plans not approved by security holders	—	—	—

Total	2,782,342	$66.80	3,124,212

(1)	This amount excludes restricted stock awards issued. In addition to the above, there are 918,500 shares of unvested restricted stock awards outstanding under an approved plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, the Audit Committee of the Board of Directors has pre-approved or ratified all transactions between the Company and any related person, regardless of amount. In February, 2007, the Audit Committee adopted a written policy codifying its prior practice. The policy applies to transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Company’s common stock, and their respective immediate family members. The policy classified as pre-approved (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of the SEC’s compensation disclosure requirements; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $100,000 or 2% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all stockholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Committee. In determining whether to approve or ratify a transaction, the Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

Stockholders Agreement.    Mr. Wynn, Aruze USA and Baron Asset Fund are parties to a stockholders agreement that establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of the Company. These rights include, but are not limited to, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on the transfer of the shares of the Company’s common stock owned by the parties to the stockholders agreement. Aruze USA is a wholly owned subsidiary of Aruze Corp., a corporation in which one of our directors, Mr. Okada, owns a controlling interest and where he serves as Chairman. Mr. Okada currently serves as Chairman of Aruze USA.

Under the stockholders agreement, if Mr. Wynn, Aruze USA or Baron Asset Fund purchase shares of the Company’s common stock from the Company in a private placement on terms and conditions that are not offered to the other parties to the agreement, the purchasing stockholder must afford the other parties preemptive rights. These preemptive rights will allow the non-purchasing parties to purchase that number of shares in the purchasing stockholder’s allotment of private placement shares that is necessary to maintain the parties’ shares in the same proportion to each other that existed prior to the private placement.

In addition, under the stockholders agreement, the parties granted each other a right of first refusal on their respective shares of the Company’s common stock. Under this right of first refusal, if any such stockholder wishes to transfer any of his or its shares of the Company’s common stock to anyone other than a permitted transferee (as defined in the agreement), and has a bona fide offer from any person to purchase such shares, the stockholder must first offer the shares to the other parties to the stockholders agreement on the same terms and conditions as the bona fide offer. In addition to this right of first refusal, Mr. Wynn and Aruze USA also granted each other and Baron Asset Fund a tag-along right on their respective shares of the Company’s common stock. Under this tag-along right, Mr. Wynn and Aruze USA, before transferring his or its shares to any person other than a permitted transferee, must first allow the other parties to the agreement to participate in such transfer on the same terms and conditions.

The stockholders agreement also provides that, upon the institution of a bankruptcy action by or against a party to the stockholders agreement, the other parties to the agreement will be given an option to purchase the bankrupt stockholder’s shares of the Company’s common stock at a price to be agreed upon by the bankrupt stockholder and the other stockholders, or, if a price cannot be agreed upon by such stockholders, at a price equal to their fair market value. In addition, under the stockholders agreement, if there is a direct or indirect change of control of any party to the agreement, other than Baron Asset Fund, the other parties to the agreement have the option to purchase the shares of the Company’s common stock held by the party undergoing the change in control. Under the agreement, a stockholder may assign its options to the Company.

In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remainder of which will be designated by Aruze USA. In addition, in November 2006, this agreement was amended to require the written consent of both Mr. Wynn and Aruze prior to either party selling any shares they own.

On November 13, 2006, the Board of Directors approved an amendment to the Bylaws that exempts future acquisitions of the Company’s shares by either Mr. Wynn or Aruze USA, Inc. from Nevada’s control share acquisition statutes. The Nevada acquisition of controlling interest statutes require stockholder approval in order to exercise voting rights in connection with any acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by certain acquiring persons provide that these statutes do not apply to the corporation or the acquisition specifically by types of existing or future stockholders. The statutes define a “controlling interest” as (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more, of the voting power in the election of directors. As a result of the Bylaw amendment, either Mr. Wynn or Aruze USA, Inc. or their respective affiliates may acquire ownership of outstanding voting shares of the Company permitting them to exercise more than one-third but less than a majority, or a majority or more, of all the voting power of the Company in the election of directors, without requiring a resolution of the stockholders of the Company granting voting rights in the control shares acquired.

Art Gallery.    Since June 2006, the Company has leased a portion of The Wynn Collection from Mr. and Mrs. Wynn for an annual fee of one dollar ($1). The Company is responsible for all expenses incurred in exhibiting and safeguarding those works from The Wynn Collection that it exhibits in its properties, including the cost of insurance (including terrorism insurance) and taxes.

Surname and Rights of Publicity Agreements.    On August 6, 2004, Wynn Resorts Holdings, LLC entered into agreements with Mr. Wynn that confirm and clarify Wynn Resorts Holdings’ rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Wynn Resorts Holdings an exclusive, royalty-free, fully paid, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted the Wynn Resorts Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

Villa Lease.    On December 29, 2004, Wynn Las Vegas entered into an agreement with Mr. Wynn for the lease of a villa suite in the Wynn Las Vegas resort to Mr. and Mrs. Wynn as their personal residence. Lease payments under this agreement commenced on July 1, 2005, the date Mr. and Mrs. Wynn moved into the villa. The term of the agreement continues from year to year unless terminated on at least 90 days’ written notice prior to the end of any lease year, or upon the death of Mr. Wynn. Based on third-party appraisals, the Audit Committee determined the rent for each year in the three-year period commencing July 1, 2005 and ended June 30, 2008 to be $580,000. Services for, and maintenance of, the suite are included in the rental, with certain exceptions. For the two-year period commencing July 1, 2008 and ending June 30, 2010, based on a third-party appraisal and a reduction in housekeeping services to be provided, the Audit Committee determined the rent for each year will be $520,000. In March, 2009, the Villa Lease was amended to add an additional unit to the leased premises. Based upon a third-party appraisal, there was no change in the rent due to the significant deterioration in the rental market in Las Vegas.

Aircraft Arrangements.    Messrs. Wynn and Schorr have time-sharing agreements with Las Vegas Jet, LLC, a wholly owned indirect subsidiary of the Company, covering their personal use of Company-owned aircraft. These time-share agreements require the Company to include as taxable compensation of such executive, his and his family’s share of the direct costs that the Company incurs in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables. During 2008, the following amounts were included in the executives’ taxable compensation pursuant to these timesharing arrangements: Mr. Wynn $329,855 and Mr. Schorr $88,807. In the event that direct costs in operating the aircraft exceed the amounts determined by using the SIFL method, such additional costs are paid for by the Company.

Reimbursable Costs.    The Company periodically incurs costs on Mr. Wynn’s and Mr. Schorr’s behalf, including costs with respect to personal use of the corporate aircraft, household employees, personal legal fees, construction work and other personal purchases and services. Mr. Wynn and other officers have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2008, Mr. Wynn and Mr. Schorr had a credit balance with the Company of $342,768 and $9,371 respectively.

Loan Repurchase.    In July 2008, Mr. Wynn notified the Company that he had purchased from a third party $198.25 million face value of loans under the Wynn Resorts $1 billion Term Loan Facility. On November 26, 2008, the Company purchased $625 million of loans under the Term Loan Facility at a discounted price of 95.375%, including loans owned by Mr. Wynn.

TransOrbit.    Each of Wynn Las Vegas and Wynn Macau has entered into agreements with TransOrbit, a travel agency affiliated with Aruze Corp., for the sale of rooms in their hotel. Wynn Las Vegas and Wynn Macau provide a certain number of hotel rooms to TransOrbit at a wholesale net rate in which TransOrbit can sell the rooms to tour operators and travel agents as part of a travel package. The agreement with TransOrbit is at arms length and similar to other agreements with tour operators. One of Wynn Resorts’ directors, Mr. Okada, currently serves as Chairman of Aruze Corp.

Tax Indemnification Agreement.    In 2002, Stephen A. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust (referred to collectively as the “Valvino members”), Valvino and the Company entered into a tax indemnification agreement relating to their respective income tax liabilities from the contribution of their Valvino membership interests to the Company. The tax indemnification agreement generally provides that the Valvino members will be indemnified by the Company and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations of income or deductions that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by the Company or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

In addition to the above, the Company (or its subsidiaries) employs (a) Andrew Pascal, the nephew of Mr. and Mrs. Wynn, as President of Wynn Las Vegas; (b) Eddie Tseng, the spouse of Ms. Chen, as Senior Vice President of Customer Development of Worldwide Wynn, LLC; (c) Michael Pascal, the father of Andrew Pascal and brother of Mrs. Wynn, as a Senior Executive Host of Wynn Las Vegas, and (d) Mr. Michael Pascal’s wife, Mary Ann Pascal, as a Host at Wynn Las Vegas. The Audit Committee of the Company approved each such employment arrangement in advance and determined that compensation was at (or below) levels paid to non-family members. 2008 total compensation paid to the above named individuals included the following amounts calculated in the same manner as the Summary Compensation values presented for named executive officers: (a) to Andrew Pascal, base salary and bonus of $2,000,000, equity based compensation expense of $2,126,161, and other compensation of $8,040, (b) to Eddie Tseng, base salary and bonus of $475,000, equity based compensation expense of $58,685, and other compensation of $7,260, (c) to Michael Pascal, base salary and bonus of $145,000, equity based compensation expense of $100,731, and other compensation of $2,656, and (d) to Mary Ann Pascal, base salary and bonus of $225,000, equity based compensation expense of $65,752, and other compensation of $408. The Company anticipates that these individuals will continue to serve in their respective positions during 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2008.

STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2010 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Such proposals must be received by the Company at its offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 no later than November 26, 2009.

In addition, our Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not less than 60 days and not more than 90 days prior to the date of the meeting, or not more than 10 days from the public announcement of the meeting if the meeting is first publicly announced less than 70 days prior to the date of the meeting. Accordingly, for our 2010 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than March 6, 2010 and no earlier than February 4, 2010. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. If a stockholder fails to comply with the forgoing notice provision or with certain additional procedural requirements under SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

ANNUAL REPORT

Our financial statements for the year ended December 31, 2008, are included in our 2008 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on the Internet at http://www.wynnresorts.com. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702)770-7555 or send a written request to the Company at Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attn: Investor Relations, and we will send a copy to you.

HOUSEHOLDING

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or proxy statement and annual report to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability or proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at 702 770-7555 or by submitting a written request to Investor Relations, Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of Notice of Internet Availability or proxy statement and annual report and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future. However, please note that if you wish to receive a paper proxy card or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

WYNN RESORTS, LIMITED

Proxy For Annual Meeting Of Stockholders

To Be Held On May 5, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Stephen A. Wynn, Kim Sinatra or Kevin Tourek any of them, as proxies for the undersigned, each with full power of substitution to attend the Annual Meeting of Stockholders of the Company to be held on May 5, 2009 at 11 a.m., local time, in the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, and at any adjournment(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH ITEM

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

WYNN RESORTS, LIMITED

PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE

1.	To elect the following three Class I directors to serve as such until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal:

Nominees:	Linda Chen

John A. Moran

Elaine P. Wynn

☐  FOR ALL NOMINEES             ☐  WITHHOLD AS TO ALL NOMINEES

☐  FOR ALL NOMINEES(S) (Except as written below)

2.	the Audit Committee’s appointment of Ernst & Young, LLP as the independent auditors for the Company and all of its subsidiaries;

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

3.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

☐  CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Sign, date and return the proxy card promptly using the enclosed envelope.

Signature	Signature if held jointly

Dated , 2009

Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.